Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2014 Results

NEWARK, NJ — March 11, 2015: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported fourth quarter 2014 revenue of $49.7 million, negative Adjusted EBITDA* of $5.0 million, and a net loss attributable to common stockholders of $10.8 million ($(0.50) per basic and diluted share). For the full year, Genie Energy reported consolidated revenue of $275.0 million, negative Adjusted EBITDA of $11.4 million, and a net loss attributable to common stockholders of $27.9 million ($(1.31) per basic and diluted share).

●	Genie Energy’s Afek subsidiary spudded its first well in Northern Israel’s Golan Heights on February 17th. Afek expects to drill several additional exploratory wells at selected sites within its license area this year.

●	Genie Retail Energy, Genie Energy’s retail energy provider business, generated Adjusted EBITDA* of $1.4 million dollars in 4Q14 while modestly increasing its meter base. Genie Retail Energy’s full year Adjusted EBITDA, including the impact to date of last winter’s “Polar Vortex” and subsequent goodwill rebates to customers totaling over $5 million, as well as investments in new marketing channels, totaled $7.5 million.

●	The Board of Directors of Genie Energy has declared a quarterly dividend of $0.06 per share to holders of its Class A and Class B common stock for the fourth quarter of 2014. The dividend will be paid on or about March 31, 2015 to stockholders of record as of the close of business on March 23rd. The ex-dividend date will be March 19th. The distribution will be treated as a return of capital for tax purposes. Genie Energy also pays a quarterly dividend of $0.1594 per share of its Series 2012-A Preferred Stock.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “We have spudded our first exploratory well in Northern Israel. Based on previously available data and our analysis of the above ground geo-physical tests, we believe that there could be a very significant resource in our license area. If our working premises prove to be correct, it could be a game changer for both Genie Energy and Israel.”

Geoff Rochwarger, Genie Energy’s Vice Chairman, said, “Genie Retail Energy’s sales and gross margins on electricity performed to expectations in the fourth quarter of 2014, although the natural gas market was more challenging. We have stabilized our meter base, and expect to deliver net meter growth over the course of 2015.”

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GENIE ENERGY 4th QUARTER AND FULL YEAR 2014 CONSOLIDATED RESULTS

$ in millions, except EPS	4Q14	3Q14	4Q13	4Q14 - 4Q13 Change (%/$)	2014	2013
Revenue	$49.7	$46.2	$67.1	(25.9)%	$275.0	$279.2
Gross profit	$12.8	$17.8	$16.8	(24.2)%	$51.9	$65.8
Gross margin percentage	25.7%	38.6%	25.1%	+60 BP	18.9%	23.6%
SG&A expense (including stock-based compensation)	$15.1	$18.6	$12.2	+23.8%	$61.4	$49.7
Stock-based compensation	$2.3	$4.9	$1.0	+121.0%	$10.8	$4.2
Research and development expense	$5.0	$3.0	$3.7	+36.7%	$12.5	$11.4
Goodwill impairment	$3.6	$0.0	$0.0	+$3.6	$3.6	$0.0
Equity in the net loss of AMSO, LLC	$0.0	$0.0	$(0.6)	$0.6	$0.0	$(3.2)
Adjusted EBITDA*	$(5.0)	$0.9	$0.7	$(5.7)	$(11.4)	$4.9
(Loss) income from operations	$(10.7)	$(4.1)	$(0.4)	$(10.3)	$(25.6)	$0.6
Net loss attributable to Genie Energy common stockholders	$(10.8)	$(4.8)	$(0.8)	$(10.0)	$(27.9)	$(7.1)
Diluted loss per share attributable to Genie Energy’s common stockholders	$(0.50)	$(0.22)	$(0.04)	$(0.46)	$(1.31)	$(0.36)
Net cash (used in) provided by operating activities	$(11.0)	$(1.0)	$1.9	$(12.9)	$(19.1)	$1.2

* Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of December 31, 2014, Genie Energy had $152.9 million in total assets, including $88.2 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $33.6 million, and working capital (current assets less current liabilities) totaled $110.3 million.

Net cash used in operating activities in 4Q14 was $11.0 million compared to net cash used in operating activities of $1.0 million in 3Q14 and net cash provided by operating activities of $1.9 million in 4Q13. For 2014, net cash used in operations was $19.1 million compared to net cash provided by operating activities of $1.2 million in 2013.

During 2014, Genie Energy paid stockholders an aggregate of $2.8 million in dividends comprised of $1.3 million to holders of its Series 2012-A Preferred Stock and $1.5 million to holders of its Class A and Class B common stock.

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RESULTS BY SEGMENT

Genie Retail Energy

$ in millions	4Q14	3Q14	4Q13	4Q14 - 4Q13 Change (%/$)	2014	2013
Total revenue	$49.7	$46.2	$67.1	(25.9)%	$275.0	$279.2
Electricity revenue	$36.7	$42.5	$50.1	(26.7)%	$214.5	$216.7
Natural gas revenue	$12.0	$2.8	$17.0	(29.2)%	$57.9	$62.5
Other revenue	$0.9	$0.9	$0.0	+$0.9	$2.7	$0
Gross profit	$12.8	$17.8	$16.8	(24.2)%	$51.9	$65.8
Gross margin percentage	25.7%	38.6%	25.1%	+60 BP	18.9%	23.6%
SG&A expense	$11.5	$11.9	$9.3	+23.8%	$44.8	$39.3
Goodwill impairment	$3.6	$0.0	$0.0	+$3.6	$3.6	$0.0
Adjusted EBITDA	$1.4	$5.8	$7.0	$(5.6)	$7.5	$26.7
(Loss) income from operations	$(2.1)	$5.6	$6.7	$(8.8)	$3.5	$25.7

In 4Q14, Genie Retail Energy added 55 thousand gross meters compared to 56 thousand in 3Q14 and 45 thousand in 4Q13. The sequential decrease is seasonal and reflective of the weather impact that typically reduces the rate of meter acquisitions generated by door-to-door programs in the first and fourth quarters. The year over year increase in part reflects the impact of meters acquired in Illinois, and of meters acquired through our Epiq Energy network marketing channel.

Genie Retail Energy’s average monthly customer churn decreased compared to the sequential and year-over- year quarters, falling to 5.9% from the 6.2% level in both 3Q14 and 4Q13. For the full year 2014, the average monthly customer churn rate was 6.8%, an increase from 2013’s 6.3%. The increase for the full year comparison reflects the unusually high rates of churn recorded in the first and second quarters of 2014 following last winter’s “Polar Vortex,” which returned to normalized levels in the latter part of 2014.

Meters at end of Quarter (in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Electricity meters	234	235	238	256	282
Natural gas meters	129	127	126	135	145
Total	363	362	364	391	427

The reduction in churn and increased customer acquisitions resulted in a slight net sequential increase in Genie Retail Energy’s meters served to 363 thousand at December 31, 2014 compared to 362 thousand at September 30, 2014. For the full year, meters served decreased from 427 thousand primarily reflecting the accelerated rates of churn generated in the first and second quarters of 2014.

RCEs at end of Quarter (in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Electricity RCEs	160	165	174	198	228
Natural gas RCEs	83	83	86	90	87
Total	243	248	260	288	315

Genie Retail Energy’s residential customer equivalents (RCEs) decreased to 243 thousand at December 31, 2014 from 248 thousand at September 30, 2014, reflecting the impact of newly acquired meters primarily in Illinois with relatively lower consumption and the churn of relatively higher consumption meters. RCE’s at December 31, 2013 were 315 thousand. The decrease for the full-year period reflects the decline in meters served over the past year, and the disproportionate loss of meters with higher than average consumption in Pennsylvania related to the “Polar Vortex”.

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Genie Retail Energy’s revenue decreased 25.9% to $49.7 million in 4Q14 from $67.1 million in the year ago quarter reflecting decreases in meters served and consumption per meter. For 2014, revenue decreased slightly to $275.0 million compared to $279.2 million in 2013 as the declines in meters served was offset by higher per unit rates.

Quarterly electricity revenue decreased 26.7% year over year to $36.7 million in 4Q14 from $50.1 million in 4Q13. The decline in revenue reflected a 34.4% reduction in kWh sold, partially offset by an increase in revenue per kWH sold. The decrease in kWh sold resulted from reductions in both meters served and average consumption per meter. For the full year 2014, electricity revenue was $214.5 million compared to $216.7 million in 2013.

Average revenue per kWh sold increased 11.9% year over year while the average cost per kWh decreased 5.4%. As a result, gross margin percentage on electricity sales increased to 36.1% compared to 24.5% in the year ago quarter. Gross profit on electricity sales increased to $13.3 million from $12.3 million in the year ago quarter. For the full year, gross margin on electricity sales increased to 22.8% from 22.1%, and gross profit on electricity sales increased 2.4% to $49.0 million from $47.8 million in 2013.

Natural gas revenue decreased 29.2% to $12.0 million in 4Q14 from $17.0 million in the year ago quarter. The decrease in revenue reflected a 21.1% decrease in therms sold and a decrease in revenue per therm. The decrease in therms sold resulted primarily from the reduction in gas meters served year over year, as well as a decrease in consumption per meter. For the full year 2014, revenues on gas sales totaled $57.9 million compared to $62.5 million in 2013.

In 4Q14, Genie Retail Energy’s average revenue per therm sold decreased 10.3% compared to 4Q13 while its average cost per therm sold increased 23.9%.

The decrease in average revenue per therm primarily reflects the decision by Genie Energy Retail to maintain competitive retail prices for natural gas compared to certain large utilities in its service area which set their retail gas rates temporarily below Genie Retail Energy’s total cost for natural gas delivered to the distribution point.

The reduced revenue combined with the sharp increase in costs, primarily associated with transport capacity in certain key utility regions, contributed to a decrease in the margin on gas sales to negative 1.3% in 4Q14 compared to 26.7% in the year ago quarter. Gross profit on gas sales was negative $0.2 million compared to gross profit of $4.5 million in the year ago quarter.

For the full year, gross margin on natural gas sales declined to 5.0% from 28.7%, and gross profit on natural gas sales decreased to $2.9 million from $18.0 million in 2013.

The difficult competitive environment for natural gas has persisted into 1Q15. Genie Retail Energy expects to achieve a return to positive margins on natural gas sales for the first quarter but likely at rates significantly below the levels attained in recent years.

Genie Retail Energy’s SG&A expense in 4Q14 increased 23.8% year over year to $11.5 million from $9.3 million in 4Q13. The increase was driven by increased customer acquisition expenses and personnel costs associated with Diversegy and Epiq, which were acquired in 4Q13, and whose costs are not reflected in 2013 results. These were partially offset by a decrease in billing fees paid to various utilities for collection and remittance services as a result of attrition in Genie’s retail customer base.

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Genie Retail Energy generated Adjusted EBITDA of $1.4 million in 4Q14 compared to $7.0 million in the year ago quarter primarily reflecting the reduction in natural gas gross profit and increased SG&A expense. For the full year 2014, Adjusted EBITDA totaled $7.5 million compared to $26.7 million in 2013. The annual decline was driven primarily by the impact of the “Polar Vortex” early in 2014, competitive pressures in the retail natural gas market as well as the continued investment in platforms to drive future growth such as Diversegy and Epiq.

Genie Retail Energy generated a loss from operations in 4Q14 of $2.1 million compared to income from operations of $6.7 million in 4Q13. The year over year decrease includes a non-cash goodwill impairment of $3.6 million in 4Q14, which reduced the carrying amount of the goodwill from Diversegy and Epiq to zero. For the full year 2014, Genie Retail Energy’s income from operations was $3.5 million compared to $25.7 million in 2013.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development, resource evaluation and other business development efforts.

GOGAS reported $279 thousand in SG&A expense in 4Q14, compared to $206 thousand in 4Q13. GOGAS SG&A expense decreased to $1.3 million for the full year 2014 from $1.4 million in 2013.

R&D expense was $5.0 million in 4Q14, compared to $3.7 million in 4Q13, reflecting an increase in costs incurred at Afek, primarily for permitting and exploratory drilling preparations. Full year 2014 R&D expense was $12.5 million compared to $11.4 million in 2013.

Throughout 2014, Genie Energy elected not to fund its portion of capital calls for AMSO, LLC, and AMSO LLC’s joint venture partner funded those calls under existing agreements. In 4Q13, equity in the net loss of AMSO LLC was $0.6 million, and the full year 2013 equity in the net loss of AMSO LLC totaled $3.2 million.

GOGAS’ loss from operations in 4Q14 was $5.3 million compared to $4.4 million in 4Q13. For the full year 2014, loss from operations was $13.8 million compared to $16.0 million in 2013.

Afek -- Oil and Gas Exploratory Project in Northern Israel

Afek is operating under a 36-month (extendable to seven years) petroleum exploration license covering 396.5 square kilometers in Northern Israel that was awarded in 2013. In July 2014, Israel’s Northern District Planning and Building Committee issued Afek a permit to conduct a 10-well oil and gas exploration drilling program.

In October 2014, the High Court of Justice in Israel issued an interim order to halt Afek’s drilling program pending a ruling on a petition filed by the Israel Union for Environmental Defense and some local residents challenging the issuance of the drilling permit. In December, the High Court lifted its injunction, finding that the permitted exploratory wells posed no discernable risks to public health or safety.

On February 17, 2015, Afek initiated drilling on its first exploratory well. Afek expects to drill several additional exploratory wells in 2015 pursuant to its 10 well exploratory program.

Other GOGAS Projects

GOGAS continues to maintain oil shale development operations at Israel Energy Initiatives, Genie Mongolia and American Shale Oil but is reducing the near term investment in order to focus on Afek, where there is a potentially shorter-term path to commercial operations. Genie will provide updates on these projects when events warrant.

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Corporate

Genie Energy’s corporate G&A expense totaled $3.3 million in 4Q14, including $2.0 million in stock-based compensation related primarily to stock-based compensation arrangements with Howard Jonas. In 4Q13, corporate G&A expense totaled $2.7 million, including $626 thousand in stock-based compensation.

For all of 2014, corporate SG&A expense was $15.4 million compared to $9.1 million in 2013 reflecting $9.7 million in non-cash compensation in 2014 compared to $2.6 million in 2013.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed in a current report (Form 8-K) with the S.E.C.

At 8:30 AM Eastern today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial toll-free 1-888-348-6472 or 1-412-902-4240 (international) and request the Genie Energy call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately one hour after the call concludes. In addition, a teleconference replay will be available through March 18, 2015 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call # 10059820.

Investors can sign up through the Genie website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS is an oil and gas exploration company with exploration and demonstration projects located in Israel, Mongolia and Colorado. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,895	$73,885
Restricted cash—short-term	10,609	14,429
Certificates of deposit	4,669	4,343
Trade accounts receivable, net of allowance for doubtful accounts of $227 at December 31, 2014 and $930 at December 31, 2013	31,427	42,926
Inventory	11,166	3,822
Prepaid expenses	5,713	2,930
Deferred income tax assets, net	1,463	840
Other current assets	5,430	2,917
TOTAL CURRENT ASSETS	142,372	146,092
Property and equipment, net	1,902	561
Goodwill	3,663	7,349
Restricted cash—long-term	1,023	1,127
Other assets	3,968	3,714
TOTAL ASSETS	$152,928	$158,843
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$14,881	$25,302
Accrued expenses	10,913	9,856
Advances from customers	403	1,103
Income taxes payable	543	2,075
Due to IDT Corporation	542	541
Energy hedging contracts payable	4,003	385
Other current liabilities	797	1,072
TOTAL CURRENT LIABILITIES	32,082	40,334
Other liabilities	1,503	2,169
TOTAL LIABILITIES	33,585	42,503
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 and 1,917 shares issued and outstanding at December 31, 2014 and 2013, respectively	19,743	16,303
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2014 and 2013	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,178 and 19,755 shares issued and 22,984 and 19,696 shares outstanding at December 31, 2014 and 2013, respectively	232	198
Additional paid-in capital	114,322	82,791
Treasury stock, at cost, consisting of 194 and 59 shares of Class B common at December 31, 2014 and 2013, respectively	(1,543)	(473)
Accumulated other comprehensive income	10	745
(Accumulated deficit) retained earnings	(7,759)	21,552
Total Genie Energy Ltd. stockholders’ equity	125,021	121,132
Noncontrolling interests:
Noncontrolling interests	(4,678)	(3,792)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(5,678)	(4,792)
TOTAL EQUITY	119,343	116,340
TOTAL LIABILITIES AND EQUITY	$152,928	$158,843

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2014	2013	2012
REVENUES:
Electricity	$214,511	$216,668	$174,293
Natural gas	57,868	62,506	55,166
Other	2,652	—	—
Total revenues	275,031	279,174	229,459
Direct cost of revenues	223,094	213,416	159,872
GROSS PROFIT	51,937	65,758	69,587
OPERATING EXPENSES, (GAINS) AND LOSSES:
Selling, general and administrative (i)	61,372	49,749	54,000
Bad debt	310	800	—
Research and development	12,509	11,389	9,365
Goodwill impairment	3,562	—	—
Adjustment to estimated contingent payments	(206)	—	—
Equity in the net loss of AMSO, LLC	—	3,194	3,175
(Loss) income from operations	(25,610)	626	3,047
Interest income	469	449	404
Financing fees	(2,560)	(3,217)	(2,913)
Other income (expense), net	389	(444)	(143)
(Loss) income before income taxes	(27,312)	(2,586)	395
Provision for income taxes	(95)	(2,755)	(2,930)
NET LOSS	(27,407)	(5,341)	(2,535)
Net loss (income) attributable to noncontrolling interests	921	(562)	(746)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD.	(26,486)	(5,903)	(3,281)
Dividends on preferred stock	(1,416)	(1,223)	(211)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(27,902)	$(7,126)	$(3,492)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders:	$(1.31)	$(0.36)	$(0.17)

Weighted-average number of shares used in calculation of basic and diluted loss per share	21,256	19,668	20,687

(i) Stock-based compensation included in selling, general and administrative expenses	$10,758	$4,180	$3,429

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2014	2013	2012
OPERATING ACTIVITIES
Net loss	$(27,407)	$(5,341)	$(2,535)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	132	110	124
Goodwill impairment	3,562	—	—
Gain on adjustment to estimated contingent payments	(206)	—	—
Deferred income taxes	(622)	(241)	4,508
Provision for doubtful accounts receivable	310	800	—
Stock-based compensation	10,758	4,180	3,429
Loss on disposal of property	—	37	—
Equity in the net loss of AMSO, LLC	—	3,194	3,175
Change in assets and liabilities, net of effect of acquisitions:
Restricted cash	3,923	(4,713)	(233)
Trade accounts receivable	11,189	(2,679)	(14,711)
Inventory	(7,822)	(700)	1,423
Prepaid expenses	(2,306)	(93)	638
Other current assets and other assets	(2,664)	(243)	(783)
Trade accounts payable, accrued expenses and other current liabilities	(5,718)	6,883	6,275
Advances from customers	(700)	(746)	(781)
Due to IDT Corporation	1	(59)	(157)
Income taxes payable	(1,532)	831	(1,380)
Net cash (used in) provided by operating activities	(19,102)	1,220	(1,008)
INVESTING ACTIVITIES
Capital expenditures	(1,437)	(313)	(91)
Capital contributions to AMSO, LLC	—	(2,700)	(4,102)
Payment for acquisitions, net of cash acquired	(1,138)	(772)	—
Issuance of notes receivable	(82)	(750)	(650)
Purchase of licenses and security deposits	—	—	(175)
Purchases of certificates of deposit	(4,655)	(4,329)	(2,205)
Proceeds from maturities of certificates of deposit	4,334	2,205	—
Purchases of marketable securities	—	(3)	(11,484)
Proceeds from maturities of marketable securities	—	10,433	966
Net cash (used in) provided by investing activities	(2,978)	3,771	(17,741)
FINANCING ACTIVITIES
Dividends paid	(2,825)	(1,131)	(4,205)
Proceeds from sales of Class B common stock to Howard S. Jonas	24,552	—	—
Distributions to noncontrolling interests	—	(42)	—
Proceeds from sales of equity of subsidiaries	—	422	—
Proceeds from exercise of stock options	28	93	5
Increase in restricted cash	—	—	(10,017)
Repurchases of common stock and Class B common stock	(1,070)	(269)	(204)
Net cash provided by (used in) financing activities	20,685	(927)	(14,421)
Effect of exchange rate changes on cash and cash equivalents	(595)	412	359
Net (decrease) increase in cash and cash equivalents	(1,990)	4,476	(32,811)
Cash and cash equivalents at beginning of period	73,885	69,409	102,220
Cash and cash equivalents at end of period	$71,895	$73,885	$69,409
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$3	$12	$—
Cash payments made for income taxes	$2,647	$2,069	$387
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Liabilities incurred for acquisitions	$—	$2,475	$—

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Reconciliation of Non-GAAP Financial Measure for the Fourth Quarter and Full Year 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the full year and fourth quarter of 2014, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, stock-based compensation and goodwill impairment, and subtract gain on adjustment to estimated contingent payments.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Goodwill impairment is also excluded from the calculation of Adjusted EBITDA. Goodwill impairment is primarily dictated by events and circumstances outside the control of management, such as the annual impairment test prescribed by GAAP, which triggers an impairment analysis. While there may be similar impairment charges in future periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s core and continuing operations.

Finally, the gain on adjustment to estimated contingent payments, which is a component of loss from operations, is excluded from the calculation of Adjusted EBITDA. Although Genie Energy may purchase businesses, or have additional adjustments in the future, such purchases or adjustments to the purchase price do not occur each quarter nor are they part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended December 31, 2014 (4Q14)
Adjusted EBITDA	$(5,007)	$1,360	$(5,126)	$(1,241)
Subtract (Add):
Stock-based compensation	2,266	120	121	2,025
Depreciation	39	11	28	-
Goodwill impairment	3,562	3,562	-	-
Gain on adjustment to estimated contingent payments	(206)	(206)	-	-
Loss from operations	(10,668)	$(2,127)	$(5,275)	$(3,266)
Interest income	159
Financing fees	(513)
Other income, net	268
Benefit from income taxes	325
Net loss	(10,429)
Net income attributable to noncontrolling interests	(8)
Net loss attributable to Genie Energy Ltd.	$(10,437)

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended September 30, 2014 (3Q14)
Adjusted EBITDA	$856	$5,771	$(3,235)	$(1,680)
Subtract:
Stock-based compensation	4,929	152	32	4,745
Depreciation	34	7	27	-
(Loss) income from operations	(4,107)	$5,612	$(3,294)	$(6,425)
Interest income	117
Financing fees	(518)
Other income, net	150
Provision for income taxes	(467)
Net loss	(4,825)
Net loss attributable to noncontrolling interests	430
Net loss attributable to Genie Energy Ltd.	$(4,395)

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended December 31, 2013 (4Q13)
Adjusted EBITDA	$670	$6,989	$(4,284)	$(2,035)
Subtract:
Stock-based compensation	1,026	262	138	626
Depreciation	30	3	26	1
(Loss) income from operations	(386)	$6,724	$(4,448)	$(2,662)
Interest income	99
Financing fees	(693)
Other expense, net	(100)
Provision for income taxes	(38)
Net loss	(1,118)
Net loss attributable to noncontrolling interests	635
Net loss attributable to Genie Energy Ltd.	$(483)

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Corporate
Year Ended December 31, 2014
Adjusted EBITDA	$(11,364)	$7,488	$(13,237)	$(5,615)
Subtract (Add):
Stock-based compensation	10,758	592	429	9,737
Depreciation	132	24	107	1
Goodwill impairment	3,562	3,562	-	-
Gain on adjustment to estimated contingent payments	(206)	(206)	-	-
(Loss) income from operations	(25,610)	$3,516	$(13,773)	$(15,353)
Interest income	469
Financing fees	(2,560)
Other income, net	389
Provision for income taxes	(95)
Net loss	(27,407)
Net loss attributable to noncontrolling interests	921
Net loss attributable to Genie Energy Ltd.	$(26,486)

	Total	Genie Retail Energy	GOGAS	Corporate
Year Ended December 31, 2013
Adjusted EBITDA	$4,916	$26,722	$(15,252)	$(6,554)
Subtract:
Stock-based compensation	4,180	1,011	609	2,560
Depreciation	110	15	94	1
Income (loss) from operations	626	$25,696	$(15,955)	$(9,115)
Interest income	449
Financing fees	(3,217)
Other expense, net	(444)
Provision for income taxes	(2,755)
Net loss	(5,341)
Net income attributable to noncontrolling interests	(562)
Net loss attributable to Genie Energy Ltd.	$(5,903)

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